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                                                                     EXHIBIT 3.6

                            ARTICLES OF INCORPORATION

                                       OF

                               SCAFFOLD-JAX, INC.

         The undersigned incorporator to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                   ARTICLE I

         The name of this corporation is: SCAFFOLD-JAX, INC.

                                   ARTICLE II

         The general nature of the business to be transacted by this corporation is:

         To engage in any activity or business permitted under the laws of the United States and of this state.

         To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise to dispose of and deal in, lands and leaseholds, and any interest, estate, and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

         To manufacture, purchase, or otherwise acquire, and to own, mortgage, pledge, sell, assign, transfer, or otherwise to dispose of, and to invest in, deal in and with, goods, wares, merchandise, real and personal property, and services of every class, kind and description, now or hereafter permitted by law.

         To conduct business in, have one or more offices in and to buy, hold, mortgage, sell, convey, lease, or otherwise to dispose of real and personal property, including franchises,

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patents, copyrights, trademarks, and licenses, in the State of Florida, and in all other states and countries.

         To contract debts and borrow money, issue and sell or pledge bonds, debentures, notes and other evidences of indebtedness, and to execute such mortgages, transfers of corporate indebtedness as required.

         To purchase the corporate assets of any other corporation and engage in the same or other character of business.


         To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise acquire or dispose of the shares of the capital stock of, or any bonds, securities, or other evidences of indebtedness created by, any other corporation of the State of Florida, or any other state or government, and while owner of such stock to exercise all rights, powers and privileges of ownership, including the right to vote such stock.

         To exercise all the powers now granted to this type of corporation under Florida Law, and all powers subsequently authorized or granted by law to private corporations.

         The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

                                   ARTICLE III

         The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is:

                  7,500 Shares of Common Stock of par value of $1.00 per share.

                  The shareholders shall have preemptive rights.

                  Cumulative voting shall not be permitted.

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         The shareholders may, by by-law provision or by written shareholders'
agreement, impose such restrictions on the sale, transfer, or encumbrance of the stock of this corporation as they may see fit.

                                   ARTICLE IV

         This corporation is to exist perpetually, and its effective date for tax and accounting purposes shall be August 12, 1985.

                                   ARTICLE V

         The initial address of the principal office of this corporation in the State of Florida is 2922 St. Augustine Road, Jacksonville, Florida 32207. The Board of Directors may from time to time move the principal office to any other address in Florida.

                                   ARTICLE VI

         This corporation shall have two (2) Directors, initially. The number of Directors may be increased or diminished from time to time, by by-laws adopted by the Stockholders, but shall never be less than one.

                                   ARTICLE VII

         The names and post office addresses of the members of the first Board of Directors are:

      Name                                        Address
Gerald J. Pionessa                        2922 St. Augustine Road
                                          Jacksonville, Florida 32207

Thomas E. Pionessa                        2922 St. Augustine Road
                                          Jacksonville, Florida 32207

                                  ARTICLE VIII

         The name and post office address of the incorporator to these Articles of Incorporation are:

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
       Name                                       Address
Kathleen F. Holbrook                      2301 Independent Square
                                          One Independent Drive
                                          Jacksonville, Florida 32202

                                   ARTICLE IX

         The corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the corporation may serve or at any time have served as directors or officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders, or otherwise, and the corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

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                                   ARTICLE X

         The registered office shall be 2301 Independent Square, One Independent Drive, Jacksonville, Florida, 32202, and the registered agent at that same address is Kathleen F. Holbrook.

                                   ARTICLE XI

         These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the holder or holders of a majority of the stock entitled to vote thereon.

                                                ________________________________
                                                KATHLEEN F. HOLBROOK

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